April 6, 2010

William R. Meissner
22733 SE Windsor Blvd
Sammamish, WA 98074

Re: Employment, President & Chief Executive Officer – Jones Soda Co.

Dear Bill:

I am pleased to offer you the position of President and Chief Executive Officer – Jones Soda Co. (the “Company”), with an effective start date of April 12, 2010 or sooner by mutual agreement of you and the Company. Your position is exempt status and will report to the Board of Directors.

As a senior leader, your success will be based on your ability to lead and inspire your Jones Soda associates. You will have responsibility for all Sales, Marketing, Finance and Operations. Your role is fully encompassing from strategic planning of the direction and initiatives to managing the details of each P&L in your group. Ultimately you are accountable for the quality of the brand value and the achievement of our corporate targets of volume, revenue and profit.

We will draft and agree to a set of goals together but they will include reference to the following: Quality of our people and the quality of their work environment; development of the Company’s strategic plan; execution of the plan initiatives; efficient and structured planning between sales, operations, production, in store execution and appropriate measurements; specific volume, revenue and profit targets; achievement of customer goals; achievement of professional, world class respect from our suppliers, distributors and customers; and creating the world’s most creative, innovative performance oriented culture.

Your compensation will be as follows:

Salary: $250,000.00 per annum. Based on achievement of performance metrics established by the Compensation Committee of the Board of Directors (the “Compensation Committee”), you will have the opportunity to increase your annual base salary by up to 10%. In addition, the Compensation Committee will review your base salary on an annual basis.

Review Period: There will be a review after the first three months of your employment with annual reviews thereafter, beginning the next calendar year.

Bonus: Bonuses are set annually and follow the corporate bonus plan. Annual bonus for your position is set at 50% of base salary (and may be taken in cash or stock) with the achievement of 100% of plan and Key Performance Indicators. The corporate bonus plan is subject to approval by the Compensation Committee.

Car Allowance: $500.00 per month.

Benefits: Medical, Dental, Vision, Rx. Jones Soda Co. offers a very competitive health care plan for you and your family. You will be eligible for the plan the 1st day of employment.

401(k): Eligible for the Company’s 401(k) plan after 90 days of employment.

Vacation: 4 weeks per annum

Stock Options: 100,000 stock options granted within two business days after your start date, subject to approval by the Compensation Committee. This stock option will be vested at 100% upon the date of grant. You will be granted, subject to approval by the Compensation Committee, an additional 250,000 stock options within two business days after your start date, which will vest from your start date in equal installments every six months over 42 months subject to your continued employment. If the Compensation Committee determines, in consultation with counsel, that it is not able to grant the above stock options within two business days after your start date, then the options will be granted as soon as practicable thereafter. Starting in 2014, you will be eligible for an additional 100,000 stock options per year, subject to annual review and achievement of performance metrics established by the Compensation Committee, which will vest from the grant date pursuant to the Company’s the company’s 2002 Stock Option and Restricted Stock Plan (the “2002 Plan”) subject to your continued employment. The exercise price of your stock options will be equal to the fair market value of the Company’s common stock on the date of grant, as determined pursuant to the Company’s 2002 Plan, or any successor plan under which the stock options are granted. Your stock options will be subject to the terms and conditions of the 2002 Plan, or any successor plan under which the stock options are granted, and will be documented by delivery to you of Stock Option Letter Agreements specifying the terms and conditions of the options.

Severance: The Company realizes that there may be issues that are out of your control regarding ownership. Therefore, if the Company or its successor terminates your employment without Cause in connection with a Corporation Transaction (as defined in the 2002 Plan), you will receive a lump sum severance payment equal to three months of your then current annual base salary, payable within two and one-half (2-1/2) months following your termination date.

Cause is defined as:

(i) Conviction of any felony or of a misdemeanor;

(ii) Breach of the Company’s Code of Ethics or Insider Trading Policy or the Company’s Regulation FD policies, as now in effect or as modified in the future;

(iii) Theft or embezzlement from the Company; or

(vi) Attempt to obstruct or failure to cooperate with any investigation authorized by the Company or any governmental or self-regulatory entity.

Withholding: The Company may withhold (or cause to be withheld) from any payment or benefit provided in this letter any taxes that are required to be withheld under any applicable law.

Section 409A: The payments and benefits provided for in this letter are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to such payments and benefits, the parties intend that this letter (and such payments and benefits) shall comply with the deferral, payout and other limitations and restrictions imposed under Section 409A and the regulations, rulings and other guidance issued thereunder. Notwithstanding any other provision of this letter to the contrary, this letter shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this letter to the contrary, with respect to any payments and benefits under this letter to which Section 409A applies, all references in this letter to termination of your employment are intended to mean your “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if you are treated as a “specified employee,” within the meaning of Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting you to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this letter during the six-month period immediately following your separation from service shall not be paid to you during such period, but shall instead be accumulated and paid to you (or, in the event of your death, to your estate) in a lump sum on the first business day following the earlier of (a) the date that is six months after your separation from service or (b) your death.

You will be required, as a condition of your employment with Jones Soda Co., to sign the Company’s Confidentiality Agreement. Your employment with Jones Soda Co. will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause.

You are expected to abide by the Jones Soda employee handbook and policies during your term of employment with Jones Soda.

IMPORTANT
This offer is contingent upon Jones Soda Co. successfully completing your background and reference verification as per our New Employee Hire policies. If the results of the background and reference verification are not satisfactory, then Jones Soda Co. has the right to withdraw this offer of employment with no further commitments to you.

By signing this letter, you represent that you are under no unidentified restrictive covenants with any other employer or former employer, other than with respect to confidentiality and trade secrets. You will not use any proprietary or confidential information of any former employer in connection with the performance of your duties as an officer and employee of Jones Soda Co.

I look forward to having you on board and leading Jones Soda to remarkable success.

Sincerely, Jones Soda Co.		Confirmed and agreed:
Per:
/s/ Matt Kellogg
Matt Kellogg		Per: /s/ William R. Meissner

Jones Soda Company Board Member		William R. Meissner
Finance Approval
CFO: /s/ Michael R. O’Brien	Date: 4/6/10